EXHIBIT 99.1

Press Release
                                                     Source: Blue Holdings, Inc.

                   BLUE HOLDINGS, INC. NAMES GLENN S. PALMER
                   NEW CHIEF EXECUTIVE OFFICER AND PRESIDENT

Tuesday July 24, 9:00 am ET

COMMERCE, Calif.--(BUSINESS WIRE)--Blue Holdings, Inc. (NASDAQ:BLUE - News), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced the appointment of Glenn S. Palmer as Chief Executive Officer and President, effective immediately. Mr. Palmer brings 30 years of corporate finance, operations and apparel industry experience to Blue Holdings, having served in a broad range of senior management roles at Cerberus Capital Management, Amerex Group, Inc., Best Manufacturing Group, LLC, Liz Claiborne, Bonaventure Textiles USA and Ellen Tracy.

Current Chief Executive Officer and President Paul Guez will continue to serve as Chairman of Blue Holdings' Board of Directors. Mr. Guez will continue to be very active in the strategic direction of the Company, as well as focusing on further developing the global licensing business.

"The Board of Directors and I have been planning a succession strategy for several months," said Mr. Guez. "While I will continue to be actively engaged in Blue Holdings' brand strategy and business direction, I am extremely pleased to hand off the duties of Chief Executive Officer and President to Glenn Palmer, who is a seasoned apparel industry executive. I am confident that Glenn is the right choice for leading the next stage of development for Blue Holdings and look forward to working closely with him on our strategic initiatives, including increasing our market presence and growing into a dominant apparel company."

Commenting on his new appointment, Mr. Palmer stated, "I'm excited to join such a dynamic and impressive company and thankful for the opportunity to lead Blue Holdings and its brands through its next phase of growth. The Company has tremendous opportunities, both domestically and internationally, and I look forward to making Blue Holdings a market leader in denim and increasing shareholder value."

As an inducement material to Mr. Palmer's decision to enter into employment with Blue Holdings, the Company agreed to grant Mr. Palmer an option to purchase 625,000 shares of Blue Holdings' common stock. The option will vest over a period of two and one-half years, with 125,000 shares vesting on the date of grant and 125,000 shares vesting on each subsequent six-month anniversary of the date of grant. All unexercised options outstanding as of the date of any termination of Mr. Palmer's employment with Blue Holdings will expire. The grant of the option was approved by the Compensation Committee of Blue Holdings' Board of Directors.

Prior to joining Blue Holdings, Mr. Palmer was at Cerberus Capital Management, a leading private investment firm, where he served as Chief Executive Officer and President of Rafaella Apparel Group, a $250 million apparel manufacturing company. In this position, he led a $172 million debt financing and effectively managed the company through the Federated/May Company acquisition.


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Previously,  Mr.  Palmer was Chief  Executive  Officer and  President  of Amerex
Group, Inc., where he implemented a turnaround plan to position the outerwear and apparel manufacturing company for growth by reorganizing and rightsizing the company. In addition, Mr. Palmer also successfully launched a $10 million licensed urban business and $15 million corporate/image business for the company.

Prior to joining Amerex Group, Inc., Mr. Palmer held senior management positions with various apparel companies including Best Manufacturing Group, LLC, Liz Claiborne, Bonaventure Textiles USA, Ellen Tracy, Foxmoor Specialty Stores Corp. and Bloomingdales. Mr. Palmer began his career at Macy's New York from 1978-1988, where he held various merchandising positions including buyer and division merchandise vice president.

Mr. Palmer graduated from the University of Rhode Island in 1975 with a degree in Organizational Management and Industrial Relations.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "Faith" brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children's styles. Antik Denim, Yanuk, Taverniti So, Life and Death, and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets, and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements included in this release include statements related to future opportunities for Blue Holdings. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Blue Holdings, Inc.
Larry Jacobs, CFO, 323-725-5555
larry.jacobs@blueholdings.com
or
Integrated Corporate Relations
Andrew Greenebaum/Patricia Dolmatsky, 310-954-1100 agreenebaum@icrinc.com pdolmatsky@icrinc.com


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